Exhibit 1.02

QUALCOMM Incorporated
Conflict Minerals Report
Reporting Period: January 1 – December 31, 2013

Qualcomm Incorporated is a world leader in 3G, 4G and next-generation wireless technologies. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio. Qualcomm Technologies, Inc., a wholly-owned subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, substantially all of our products and services businesses, including our semiconductor business, QCT, and substantially of our engineering, research and development functions. In this document, the words “we,” “our” and “us” refer only to Qualcomm Incorporated, Qualcomm Technologies, Inc. and/or their subsidiaries.
This Conflict Minerals Report (this Report) contains forward-looking statements regarding our business, products and conflict minerals efforts, including steps we intend to take to mitigate the risk that conflict minerals in our products benefit armed groups1, and our industry’s conflict minerals efforts. Words such as “expects,” “anticipates,” “intends,” “believes” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Report. Additionally, statements concerning future matters that are not historical are forward-looking statements.
Although forward-looking statements in this Report reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation the risk that information reported to us by our direct suppliers2 or industry information used by us may be inaccurate; the risk that smelters or refiners (processing facilities) may not participate in the Conflict Free Smelter Program (CFSP3); as well as risks discussed under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q related to our dependence on our suppliers and our being subject to government regulations and policies. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report. Throughout this Report, whenever a reference is made to our website, such reference does not incorporate information from the website by reference into this Report unless specifically identified as such.

Background
In 2010, the United States Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act
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1 The term "armed group" means an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 (22 U.S.C. 2151n(d) and 2304(b)) relating to the Democratic Republic of the Congo (DRC) or an adjoining country.
2 Direct suppliers mean those suppliers from which we directly procure finished goods, components, materials and/or services for our products.
3 The CFSP, developed by the Electronics Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) in 2010, is a voluntary initiative in which an independent third party audits processing facilities' procurement and processing activities and determines if the processing facilities maintain sufficient documentation to reasonably demonstrate conflict-free sourcing.

(Dodd-Frank), which required the United States Securities and Exchange Commission (SEC) to promulgate rules requiring certain companies with “conflict minerals4” that are necessary to the functionality or production of a product manufactured by or for that company to, among other things, disclose annually whether any of those conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country5, and if so, to submit a report to the SEC that includes a description of the measures it took to exercise due diligence on the conflict minerals’ source and chain of custody. In August 2012, the SEC promulgated such rules (the Final Rule).
In anticipation of the Final Rule, the Electronics Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) established an initiative that is known today as the Conflict-Free Sourcing Initiative (CFSI). The EICC, GeSI and CFSI, which are comprised of numerous industry members, strive to promote the improvement of human welfare and the environment through responsible and proactive supply chain management.
We are full members of the EICC and active participants in the CFSI. We support the CFSI’s responsible extractives initiatives, have adopted the EICC’s Code of Conduct and work to integrate responsible sourcing due diligence into our business operations. We, along with many other companies, rely on the CFSI’s CFSP to verify processing facilities as CFSP-compliant. The CFSP also recognizes responsible sourcing practices of processing facilities that have been validated by the London Bullion Market Association, Responsible Jewellery Council and the Tungsten Industry – Conflict Minerals Council.

Summary
We are a leading developer and supplier of integrated circuits based on CDMA (Code Division Multiple Access), OFDMA (Orthogonal Frequency Division Multiple Access) and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. We manufacture or contract to manufacture products for which conflict minerals are necessary to the functionality or production of those products and which otherwise constitute products under the Final Rule (products). We primarily utilize a fabless production and assembly model, which means that we do not own or operate foundries or assemblers responsible for the production and assembly of our products.
In accordance with the Final Rule, we conducted in good faith a reasonable country of origin inquiry (RCOI) that was reasonably designed to determine whether any of the necessary conflict minerals in our products originated in the DRC or an adjoining country, or were from recycled or scrap sources. A description of our RCOI is set forth in this Report.
Based on our RCOI, we have reason to believe that some of the necessary conflict minerals used in our products originated in the DRC or an adjoining country (and may not have been from recycled or scrap sources). Accordingly, we exercised due diligence to determine the source and chain of custody of these conflict minerals. Our due diligence was designed to conform to an internationally recognized due diligence framework, specifically the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance)6” promulgated by the Organisation for Economic Co-operation and Development (OECD). A description of our due diligence measures is also set forth in this Report.
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4 The term “conflict minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten.
5 The term “adjoining country” means a country that shares an internationally recognized border with the Democratic Republic of the Congo. At the time of the publication of this Report, the “adjoining countries” were Angola, Burundi, Central African Republic, Congo Republic, Rwanda, Sudan, Tanzania, Uganda and Zambia.
6 OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing.

Following the exercise of our due diligence during the period covered in this Report, we determined that each of our products was “DRC conflict undeterminable7” when considering all conflict minerals in our products. However, our integrated circuit products (defined below) are “DRC conflict free8” for tantalum.
The following descriptions are also provided within this Report:

•	The facilities used to process the necessary conflict minerals in our products, if known;

•	The country of origin of the necessary conflict minerals in our products, if known;

•	Our efforts to determine the mine or location of origin of the necessary conflict minerals in our products with the greatest possible specificity; and

•	The steps we have taken or will take to mitigate the risk that our necessary conflict minerals benefit armed groups including steps to improve our due diligence.
Given that our products are “DRC conflict undeterminable,” we are not required during the temporary two-year period provided by the Final Rule to obtain, and have not obtained, an independent private sector audit of this Report.

Product Description

1.	Integrated Circuit Products[9]
We are a leading developer and supplier of integrated circuits based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. Our integrated circuit products are sold to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions, set-top boxes and Blu-ray players. Our Mobile Station Modem (MSMTM) integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm® SnapdragonTM processor devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. Our Snapdragon processors provide advanced application and graphics processing capabilities. Because of our experience in designing and developing CDMA- and OFDMA-based products, we design both the baseband integrated circuit and the supporting system as well, including the RF (Radio Frequency) devices and PM (Power Management) devices.
Our wireless products also include integrated circuits for wireless local area network (WLAN), Bluetooth, frequency modulation (FM radio) and near field communications (NFC) as well as technologies that enable location data and services. Our wired connectivity products include integrated circuits for Ethernet and Powerline networks.
Revenues from the sale of integrated circuit products comprised approximately 99% of the total revenues for our products described in this Report.
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7 The term “DRC conflict undeterminable” means, with respect to any product manufactured or contracted to be manufactured, that we are unable to determine, after exercising due diligence, whether or not such product qualifies as “DRC conflict free.”
8 The term “DRC conflict free” means that a product does not contain conflict minerals necessary to the functionality or production of that product that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.
9 Our integrated circuits contain a relatively small amount of tin, tungsten, tantalum and gold, with the combined average weight of these conflict minerals per integrated circuit at less than 10% of total weight.

2.	Other Products
During calendar year 2013, we also developed and supplied a number of other wireless technology-based products, including information and position location products, air-to-ground modem cards, display modules, mobile location-awareness and commerce products, wireless health devices and wearable devices.
Revenues from the sale of such other wireless-technology products comprised approximately 1% of the total revenues for our products described in this Report.

Description of Supply Chain
We utilize a fabless production and assembly model for our integrated circuits, which means that we do not own or operate foundries or assemblers responsible for the production and assembly of our integrated circuits. Integrated circuits are die cut from silicon wafers that have been assembled into packages or modules and have received final test. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase wafers and die from semiconductor manufacturing foundries and contract with separate third-party suppliers for probe, assembly and test services. We rely on our direct suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our direct suppliers and, in turn, their suppliers are responsible for the procurement of the materials used in the production of our integrated circuits. Certain materials purchased by our direct suppliers may come directly or indirectly from processing facilities that treat ores, concentrates, slags or secondary materials. Because we do not purchase any materials directly from these processing facilities, we must rely on certain information provided by our direct suppliers and the CFSI or other industry organizations in order to prepare this Report.
Our other products are primarily contracted to be manufactured as finished goods with the contract manufacturer responsible for the procurement of the materials and components that comprise these products.

Reasonable Country of Origin Inquiry
Prior to conducting our RCOI for the period covered in this Report, we sent a supplier awareness letter to each of our direct suppliers that communicated our conflict-free minerals policy10 and expectations to comply with the requirements of Dodd-Frank. Our conflict-free minerals policy communicates our intent to achieve a “DRC conflict free” supply chain.
To conduct our RCOI, we required our direct suppliers to provide supply chain information using the EICC-GeSI Conflict Minerals Reporting Template (CMRT) on the necessary conflict minerals in their supply chain.
We conducted our RCOI with 100% of our direct suppliers that use necessary conflict minerals in our products to determine whether any of these minerals originated in the DRC or an adjoining country, or were from recycled or scrap sources. We received responses from 100% of the direct suppliers of our integrated circuit products and from 92% of the direct suppliers of our other products.
Our RCOI determined the following with respect to the countries of origin of the necessary conflict minerals in our supply chain11:
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10 Available at: http://www.qualcomm.com/company/sustainability/products/conflict-free-minerals
11 Percentages are based on the total number of our direct suppliers that declared supplying any necessary conflict minerals that are in our products.

•	The vast majority of our direct suppliers reported unknown countries of origin for their necessary conflict minerals.

•	16% of our direct suppliers reported sourcing necessary conflict minerals from the DRC or an adjoining country.

•
Less than 5% of processing facilities reported by our direct suppliers were confirmed as sourcing some necessary conflict minerals from the DRC or an adjoining country[12]. Each of these processing facilities has been validated as CFSP-compliant by the CFSI.

Based on our direct suppliers’ responses to the RCOI, we have reason to believe13 that some of the necessary conflict minerals used in our products originated in the DRC or an adjoining country, but we have not identified any instances in which our sourcing of necessary conflict minerals directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country. We conducted due diligence on each direct supplier of necessary conflict minerals in our supply chain regardless of whether they knowingly or unknowingly sourced our necessary conflict minerals from the DRC or an adjoining country.

Design of Due Diligence
Our due diligence measures have been designed to conform, in all material respects, to the framework provided by the OECD Guidance.

Description of Due Diligence Performed
OECD Step 1: Establish Strong Company Management Systems14

•	We adopted and publicly communicated our conflict minerals policy.

•
We established an internal conflict minerals management team with representation from our finance, government affairs, internal audit, legal, regulatory, quality and supply chain departments which reported on program activities to executive management and the Audit Committee of our Board of Directors on a regular basis.

•	We used the CMRT to identify processing facilities in our supply chain as reported by our direct suppliers.

•	We communicated our conflict minerals supplier requirements to our integrated circuit direct suppliers (in the form of a document titled “Conflict-Free Minerals Requirements for Suppliers”).

•	We provided awareness letters to the direct suppliers of our other products.

•	We established a public email address[15] available on our website for general inquiries and grievances regarding our conflict minerals program.

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12 Countries of origin were provided by our direct suppliers and by the CFSI (members-only data) for CFSP-compliant processing facilities. The percentage of our direct suppliers that reported known sourcing from the DRC or an adjoining country (16%) is higher than the percentage of processing facilities in our supply chain that reported known sourcing from the DRC or an adjoining country (less than 5%) because our downstream suppliers share common processing facilities in their supply chains.
13 Some of our direct supplier responses represented their supply chain at a company-level rather than being product-specific. As such our list of processing facilities disclosed in this Report may contain more facilities than those that actually process the conflict minerals contained in our products.
14 The objective of Step 1 of the OECD Guidance is “To ensure that existing due diligence and management systems within companies address risks associated with minerals from conflict affected or high-risk areas.”
15 conflictminerals@qti.qualcomm.com

OECD Step 2: Identify and Assess Risk in the Supply Chain16

•
We reviewed our direct suppliers’ due diligence activities, such as whether they had a conflict minerals policy, required their own suppliers to be “DRC conflict free” and implemented due diligence for “DRC conflict free” sourcing.

•	We used the CMRT to identify processing facilities and country of origin of our necessary conflict minerals if reported in our supply chain by direct suppliers.

•	We also obtained countries of origin (when available) for CFSP-compliant processing facilities by relying on information provided by the CFSI.

•	We determined if the processing facilities adhere to responsible sourcing practices by cross-checking with the list of CFSP-compliant processing facilities.
OECD Step 3: Design and Implement a Strategy to Respond to Risk17

•	We reported information on the source and chain of custody of conflict minerals in our supply chain to executive management and the Audit Committee of our Board of Directors on a regular basis.

•
We devised a conflict minerals risk management plan that sets forth direct supplier-risk management strategies ranging from continued procurement to disengagement, the severity of which is at the discretion of senior management.

•	We participated in CFSP pre-audit site visits to processing facilities in several countries to educate on and encourage participation in the CFSP.
OECD Step 4: Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices18

•
Because we do not source directly from conflict minerals processing facilities, we rely on the CFSP to coordinate third-party audits of these facilities. The CFSP audit protocols and procedures were designed by the CFSI for use by third-party auditors contracted by the CFSP.

•
The CFSI also recognizes processing facilities as CFSP-compliant through validations conducted by the London Bullion Market Association, Responsible Jewellery Council and the Tungsten Industry – Conflict Minerals Council.

•	We rely on the publicly-available results of the CFSP third-party audits to validate the responsible sourcing practices of processing facilities in our supply chain.
OECD Step 5: Report Annually on Supply Chain Due Diligence19

•	We will file a Form SD and Conflict Minerals Report (if necessary) with the SEC on an annual basis. Our Form SD and Conflict Minerals Report are also available on our website.

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16 The objective of Step 2 of the OECD Guidance is “To identify and assess risks on the circumstances of extraction, trading, handling and export of minerals from conflict-affected and high-risk areas.”
17 The objective of Step 3 of the OECD Guidance is “To evaluate and respond to identified risks in order to prevent or mitigate adverse impacts.”
18 The objective of Step 4 of the OECD Guidance is “To carry out an independent third-party audit of the smelter/refiner’s due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas and contribute to the improvement of smelter/refiner and upstream due diligence practices, including through any institutionalized mechanism to be established at the industry’s initiative, supported by governments and in cooperation with relevant stakeholders.”
19 The objective of Step 5 of the OECD Guidance is “To publicly report on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas in order to generate public confidence in the measures companies are taking.”

•	We will periodically provide information regarding our conflict minerals program in the Qualcomm Sustainability Report, as well as on our Sustainability website.

Facilities Used to Process the Necessary Conflict Minerals in Our Products
We rely on the good faith efforts of our direct suppliers to provide us with reasonable representations of the processing facilities used to supply the necessary conflict minerals in our products. As reported to us by our direct suppliers, we have included a list of processing facilities (if known), their headquarter locations and whether such facility has been validated as CFSP-compliant in Tables 1, 2 and 3 at the end of this Report.
At this time, we are listing those processing facilities in the tables at the end of this Report that have been determined to be legitimate processing facilities by the CFSI. Other processing facilities were reported in our supply chain, however these processing facilities are not listed in the tables at the end of this Report as they have not yet been determined as legitimate by the CFSI.
Some of our direct supplier responses represented their supply chain at a company-level rather than being product-specific. As such our list of processing facilities disclosed in this Report may contain more facilities than those that actually process the conflict minerals contained in our products.

Country of Origin of the Necessary Conflict Minerals in Our Products
We requested country of origin information (if known) from each of our direct suppliers, most of which do not source directly from processing facilities, for the purposes of determining the source and chain of custody of the necessary conflict minerals in our supply chain. We also relied on the country of origin information provided by the CFSI (when available) for CFSP-compliant processing facilities.
Based on country of origin information20, we have reason to believe that some of our necessary conflict minerals originated from the DRC and one or more adjoining country, but we have not identified any instances in which our sourcing of necessary conflict minerals directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

Our Efforts to Determine the Mine or Location of Origin of the Necessary Conflict Minerals in Our Products
We requested mine or location of origin information from each of our direct suppliers, each of which do not source materials, for the purposes of determining the source and chain of custody of the necessary conflict minerals in our supply chain. During the reporting period covered in this Report, in some instances our direct suppliers reported name or location of mine (country). However, many of our direct suppliers were unable to obtain mine or location of origin data for their necessary conflict minerals.

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20 We are disclosing country of origin of our necessary conflict minerals if we have reason to believe that our necessary conflict minerals may have originated in the DRC or an adjoining country.

Steps We Have Taken or Will Take to Mitigate the Risk that our Necessary Conflict Minerals Benefit Armed Groups
We intend to advance the effectiveness of our due diligence efforts to mitigate the risk that our necessary conflict minerals benefit armed groups in the DRC or an adjoining country by:

1.	Engaging further with direct suppliers, processing facilities and the CFSI to:

•	Improve the quality of processing facility data provided by our direct suppliers via the CMRT, including country of origin and mine or location of origin.

•	Encourage non-CFSP validated processing facilities to become validated as compliant either through the CFSP or a CFSP-recognized third-party audit program.

•	Conduct pre-audit site visits at non-CFSP validated processing facilities.

2.	Refining our internal operating procedures to continue to move towards a “DRC conflict free” supply chain.

3.
Continuing to participate in the following industry coalitions and non-governmental organizations’ efforts to support the responsible sourcing of minerals: EICC, CFSI, International Tin Research Initiative, Public-Private Alliance for Responsible Minerals Trade and the Responsible Sourcing Network multi-stakeholder group.

4.	With our leading industry partners, encouraging cross-stakeholder engagement and information sharing to achieve “DRC conflict free” supply chains.

Tables of Our Conflict Minerals Processing Facilities
Table 1. CFSP-compliant processing facilities as of January 31, 2014
Processing facilities reported in our supply chain validated as compliant according to the CFSP.

Metal	Processing Facility Name	Processing Facility Location
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	CCR Refinery – Glencore Canada Corporation	Canada
Gold	Dowa	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Johnson Matthey Inc	United States
Gold	Johnson Matthey Ltd	Canada
Gold	JX Nippon Mining & Metals Co., Ltd	Japan
Gold	Kennecott Utah Copper LLC	United States
Gold	Kojima Chemicals Co. Ltd	Japan
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong

Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals, LLC	United States
Gold	PAMP SA	Switzerland
Gold	Royal Canadian Mint	Canada
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co. Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States
Tantalum	F & X	China
Tantalum	Global Advanced Metals	United States
Tantalum	H.C. Starck Group	Germany
Tantalum	Hi-Temp	United States
Tantalum	Kemet Blue Powder	United States
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee	Austria
Tantalum	RFH Tantalum Smeltry Co., Ltd	China
Tantalum	Solikamsk Metal Works	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Tantalite Resources	South Africa
Tantalum	Telex	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tin	Alpha	United States
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Minsur	Peru
Tin	OMSA	Bolivia
Tin	PT Bukit Timah	Indonesia
Tin	Thaisarco	Thailand
Tin	Yunnan Tin Company, Ltd.	China

Table 2. CFSP participating processing facilities as of January 31, 2014
Processing facilities reported in our supply chain that have agreed to participate in the CFSP but have not yet completed the program.

Metal	Processing Facility Name	Processing Facility Location
Gold	Heimerle + Meule GmbH	Germany
Tin	CV United Smelting	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Eunido	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah (Persero), Tbk	Indonesia
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Table 3. No known CFSP participation as of January 31, 2014
Processing facilities reported in our supply chain that have not been validated as CFSP-compliant.

Metal	Processing Facility Name	Processing Facility Location
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	Caridad	Mexico
Gold	Cendres & Métaux SA	Switzerland

Gold	Chimet SpA	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co. Ltd	Korea, Republic Of
Gold	DaeryongENC	Korea, Republic Of
Gold	Do Sung Corporation	Korea, Republic Of
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Heraeus Ltd Hong Kong	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Hwasung CJ Co. Ltd	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Company Limited	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralectromed	Russian Federation
Gold	Kazzinc Ltd	Kazakhstan
Gold	Korea Metal Co. Ltd	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L' azurde Company For Jewelry	Saudi Arabia
Gold	LS-Nikko Copper Inc	Korea, Republic Of
Gold	Met-Mex Peñoles, S.A.	Mexico
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Russian Federation
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	Pan Pacific Copper Co. LTD	Japan
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Sabin Metal Corp.	United States
Gold	SAMWON METALS Corp.	Korea, Republic Of
Gold	Schone Edelmetaal	Netherlands

Gold	SEMPSA Joyeria Plateria SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China
Gold	Tokuriki Honten Co. Ltd	Japan
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda	Brazil
Gold	Yokohama Metal Co Ltd	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China
Tin	BML	Indonesia
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Complejo Metalurico Vinto S.A.	Bolivia
Tin	Cooper Santa	Brazil
Tin	CV Duta Putra Bangka	Indonesia
Tin	CV Jus Tindo	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Prima Timah Utama	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	Fenix Metals	Poland
Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Liuzhou China Tin	China
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Mitsubishi Materials Corporation	Japan
Tin	Novosibirsk Integrated Tin Works	Russian Federation

Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Yinchendo Mining Industry	Indonesia
Tin	White Solder Metalurgia	Brazil
Tin	Yunnan Chengfeng	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ATI Tungsten Materials	United States
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd	China
Tungsten	China Minmetals Nonferrous Metals Co Ltd	China
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	China
Tungsten	Global Tungsten & Powders Corp	United States
Tungsten	HC Starck GmbH	Germany
Tungsten	Hunan Chenzhou Mining Group Co	China
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	China
Tungsten	Japan New Metals Co Ltd	Japan
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	China
Tungsten	Kennametal Inc.	United States

Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co Ltd	China
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China